Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of our reports dated February 15, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc. which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Odenberg, Ullakko, Muranishi & Co. LLP

Odenberg, Ullakko, Muranishi & Co. LLP
San Francisco, California
October 28, 2005